2211 North First Street San Jose, CA 95131 paypal.com

December 22, 2018    (via e-mail – hard copy to follow) Allison Johnson
[address]

Dear Allison:

PayPal Holding, Inc. (“PayPal” or the “Company”) is pleased to offer you the exempt position of Executive Vice President, Chief Marketing Officer at a bi-weekly salary of $25,000, which is equivalent to an annualized salary of $650,000.

You will be eligible to participate in the Annual Incentive Plan (“AIP”) with an annual bonus based on individual achievement as well as company performance. Your target bonus for the AIP is 100% of your annual base salary. Your bonus will be based on your hire date and days of service during the AIP bonus period, which is January 1 – December 31. There is no guarantee any AIP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period pursuant to the terms of the AIP. To be eligible to receive any AIP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. The payment of any bonus is at PayPal’s sole and absolute discretion and subject to the terms and conditions of the AIP. PayPal reserves the right, in its sole discretion, to amend, change or cancel the AIP at any time.

You may be eligible to receive equity grants each year beginning in 2020, depending on your performance as assessed by your manager and subject to approval by the Compensation Committee of the Board of Directors of PayPal Holdings, Inc. (together with its delegate, as applicable, referred to herein as the “Committee”). Annual equity grant ranges are reviewed each year to ensure we remain competitive to the market.

To welcome you to PayPal, it will be recommended to the Committee that you be granted the following:

Grant	Value	Vesting Schedule
Restricted Stock Units (“RSUs”)	USD $3,000,000
The value of these equity awards will be converted into the number of shares to be granted, as determined based on company policies at the time of grant. One-third (1/3) of the shares subject to the RSU awards will vest (conditioned upon your continued employment with a PayPal company) on each anniversary of the grant date, less applicable taxes and withholdings.

Performance-based Restricted Stock Units (“PBRSUs”)	Target value of USD $1,000,000
The target value of these equity awards will be converted into the number of shares to be granted, as determined based on company policies.

Any PBRSUs earned based on PayPal Holdings’ performance over the three-year period commencing from January 1, 2019 through December 31, 2021 will be vested and settled in early 2022, conditioned upon your continued employment with a PayPal company, less applicable taxes and withholdings.

Please note: The above is a summary of the RSUs and PBRSUs. Once your grant is approved and processed (subject to the approval of the Committee, the grant date is generally on or around the 15th of the month following the month of your first day of employment), you will be notified by E*TRADE to set up your account, and will be prompted to accept your grant on-line. The equity award and other related agreements set forth the terms and conditions that govern your awards.

All employees are subject to PayPal’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of PayPal’s Insider Trading Agreement. Please review the Agreement carefully, execute the certification and submit it to PayPal’s human resources department.

You will also receive benefits from PayPal. Please refer to the benefit plan documents for more details, including eligibility. Details about company benefits, including the Employee Stock Purchase Program, 401(k), Sabbatical Program, and Tracking-Free Vacation, are available here: https://www.paypalbenefits.com.

The above is just an overview. For more details and plan limitations, please review the Summary Plan Descriptions, plan documents, program summaries or grant agreements. You’ll see that we’re serious about offering a generous benefits package. PayPal reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

Your employment at the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by PayPal’s EVP, Chief Business Affairs and Legal Officer. You will be eligible for severance and change in control protections based on our stated policy, the details of which will be provided separately. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

All of us at PayPal are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency.

As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. These agreements address important obligations to the Company, both during and after your employment; therefore, please read both agreements carefully before signing them and submitting them to PayPal’s human resources department.

This offer letter, the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement as well as all other enclosed required documents, contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this offer letter by signing a copy of this letter and returning it to me. All other documents requiring your signature must be submitted either in hard copy or electronically prior to your start date, including but not limited to the Mutual Arbitration Agreement, the Employee

Proprietary Information and Inventions Agreement, and the Insider Trading Agreement certification.

This offer is contingent upon the results of your background verification and reference checks. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

We are excited at the prospect of you joining our team. We look forward to having you on board!

Very truly yours,

/s/ Dan Schulman

Dan Schulman
President and Chief Executive Officer

ACCEPTED:

/s/ Allison Johnson

Allison Johnson

Date: December 31, 2018        Anticipated Start Date: January 7, 2019 **

** Subject to successful background check, and termination of other contractual obligations.